Exhibit 10.22

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (this “Agreement”), dated as of May [19], 2023 (the “Agreement Date”), sets forth the agreement by and between David Motzkin (“Employee”) and PHI Group, Inc. (“PHI” or the “Company”) (each, a “party” and together, the “parties”) concerning the parties’ mutual understanding regarding the cessation of Employee’s employment with the Company and its affiliates (collectively, the “Company Group”).

1.

Employee’s last day of active employment with the Company Group will be June 1, 2023, or such earlier or later date as may be mutually agreed to by the parties (such date, as applicable, the “Separation Date”). Employee understands and agrees that after the Separation Date he no longer has any authority to incur expenses on behalf of and/or obligate the Company Group in any manner. Employee agrees to immediately resign effective as of the Separation Date from all boards, officer positions and any other positions with the Company Group (except for the position(s) specified in Section 4 of this Agreement). Employee understands that his receipt of the payments and other things of value set forth in this Agreement is conditioned on such immediate resignation. Following the Separation Date, the only payments or other things of value which Employee is and will be entitled to receive directly from the Company are those set forth in this Agreement. Any amounts due to Employee under the Company’s 401(k), vacation or other benefit plans, will be governed by and paid according to the terms of those respective plans, except as otherwise expressly set forth in this Agreement, including Exhibit A.

2.

In exchange for the promises which Employee makes in this Agreement below (including the release of claims set forth herein), the Company agrees to provide to Employee the amounts and benefits set forth on Exhibit A, which forms a part of this Agreement (collectively, the “Separation Package”), which includes the amounts described in Section 4(b)(iii)-(v) of the Employment Agreement between Employee and PHI, dated December 1, 2019 (the “Employment Agreement”), which amounts Employee is not otherwise entitled to receive but for the promises made herein. In the event that Employee engages in any activity constituting “Cause” (as defined in the Employment Agreement) or resigns prior to the Separation Date, the Company shall have no obligation to provide the Separation Package and may in such event deem Employee’s termination of employment to be a voluntary resignation or a termination for Cause, as applicable. In exchange for the Company’s promise to pay or provide the Separation Package, Employee agrees to waive and release voluntarily and knowingly all rights and claims he might allege he has against the Released Parties (as defined herein). This waiver and release is explained below.

3.

In exchange for the promises which the Company makes in this Agreement, including the Separation Package, Employee agrees to continue to be bound by the Business Protection Agreement attached hereto as Exhibit B (the “Business Protection Agreement”), which constitutes a part of this Agreement. If Employee is in breach of the Business Protection Agreement, the Company shall have the right to seek all remedies available to it at law or in equity, including those remedies set forth in the Business Protection Agreement, which shall include, without limitation, ceasing to pay or provide any portion of the Separation Package, mandating the repayment/recoupment of any previously paid amounts under the Separation Package, and/or effectuating the cancellation of any outstanding equity-based awards (including cancellation of the PSU Extension (as defined in Exhibit A)).

4.

In exchange for the promises which the Company makes in this Agreement, including the Separation Package, Employee hereby agrees that, for a period of 12 months following the Separation Date, he will make himself available to the Company to provide certain consulting services, without additional compensation and benefits, including (i) one site visit per month to conduct a safety audit, (ii) continuing to serve on the Company’s corporate safety board, and (iii) assisting with government relations work, including visiting each base to conduct a safety audit. The Employee will not be required to provide more than ten (10) hours of services per week in connection with the foregoing. If Employee fails to provide any of the foregoing services upon request by the Company (with reasonable notice), then the PSU Extension will be cancelled, and Employee’s PSUs (as defined on Exhibit A) will instead be treated in accordance with the terms of the applicable award agreement. The Company Group will reimburse Employee’s reasonable expenses and travel costs incurred in connection with the foregoing services in accordance with the Company Group policies governing executive expense reimbursements (as in effect from time to time); provided, that such expenses (including travel expenses) must be pre-approved by Scott McCarty prior to being incurred by Employee.

5.

In exchange for and in consideration of the Separation Package and the Company’s entry into this Agreement, and as a condition of the receipt of any portion of the Separation Package, Employee, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present, hereby irrevocably and unconditionally waives, releases, discharges and acquits each of the Released Parties (as defined below) of and from any and all claims, promises, demands, rights, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, whether or not they are presently known to exist, which the Employee may have against any of the Released Parties, relating to or arising out of Employee’s employment with, services to, or separation from, the Company Group. The rights and claims which Employee waives and releases in this Agreement include, without limitation, to every extent allowed by law, those arising under the Employee Retirement Income Security Act of 1974, the Civil Rights Acts of 1866, 1871, 1964 and 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, and the Older Workers Benefit Protection Act. This is not a complete list, and Employee hereby waives and releases all rights and claims he might allege under all other federal, state, local or foreign law, discrimination provision, ordinance and/or regulation; any public policy, whistleblower, contract, tort, or common law claim that he has or might allege to have as of the date he signs this Agreement, including any demand for costs or litigation expenses, including but not limited to attorneys’ fees. For purposes of this Agreement, “Released Parties” shall mean and include: (i) the Company; (ii) the Company’s present and former parents, subsidiaries, affiliates, shareholders and lenders; (iii) each predecessor, successor and affiliate of any entity listed in clauses (i) and (ii), and (iv) each respective former, current and future parent company, subsidiary, affiliate, officer, board member, agent, representative, employee, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator and fiduciary of the entities or persons listed in clauses (i) through (iv). As a part of this release of claims, Employee agrees and acknowledges that Employee is not entitled to any further payments or benefits other than as expressly set forth in this Agreement, including Exhibit A. including without limitation any notice payments, bonus payments, equity incentive payments, retention payments or severance or termination payments, including without limitation any payments of any kind under the Employment Agreement.

Employee is hereby agreeing to waive the 30-day notice period set forth in Section 4 of the Employment Agreement and acknowledges that this Agreement constitutes written notice by the Company of his termination of employment thereunder.

6.

If any claim is not subject to release, to the extent permitted by law, Employee waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective, or multi-party action or proceeding based on such a claim in which PHI is a party.

7.

Employee represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Company Group in any court or with any governmental agency regarding the matters released in this Agreement.

8.

Employee represents and warrants to the Company that there are no other individuals or entities to whom or to which he has assigned any of the released claims referred to herein and he is the sole lawful owner of all right, title and interest in and to any such claims.

9.

Notwithstanding the above, Employee acknowledges that he is not waiving and is not being required to waive any right that cannot be waived under law, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, Employee disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding. Further, the payments and other rights of Employee expressly provided under this Agreement, as well as any rights that Employee may have to be indemnified by the Company pursuant to the Employment Agreement or the Company’s certificate of incorporation, by-laws or directors and officers’ liability insurance policies, are excluded from this release and are not waived by this Agreement.

10.

On the last active day of employment, Employee will surrender and turn over to Human Resources or his or her designee all passwords to conduct Company business and all Company-owned equipment, keys, books, records, computer reports, computer disks, mailing lists, Company files, supplies, written materials, security entrance cards and other items over which Employee has or had custody or control during his employment/services with the Company, including but not limited to all property of PHI which he has in his personal possession at his home or elsewhere. Employee promises that all such items will be returned in good working order and condition, and are complete in all respects. He further represents that he has not retained any written or electronic materials containing the Company’s or its patients’/customers’ confidential or proprietary information.

11.

Except as otherwise expressly provided in this paragraph, Employee agrees that the fact of, and terms and conditions of, this Agreement are and shall be deemed to be confidential and shall not hereafter be disclosed by Employee to any other person or entity (other than to such person’s attorneys or financial advisors, so long as such attorneys and advisors acknowledge that such information is confidential and agree to treat such information as confidential). The only disclosures excepted by this paragraph are (a) as may be required by law; (b) Employee may tell prospective employers the dates of his employment and positions held with the Company, (c) Employee may disclose the terms and conditions of this Agreement to accountants and/or to tax advisors to the extent necessary to prepare Employee’s tax returns, and (d) Employee may disclose the terms and conditions of this Agreement to his spouse, if any, provided, however, that Employee makes each such person aware of the confidentiality provisions of this paragraph and each agrees to keep the terms of this Agreement confidential. Employee further agrees not to solicit or to initiate any demand by others not party to this Agreement for any disclosure of the information covered by this paragraph.

12.

Employee further agrees that he shall not engage in any act which is intended or reasonably may be expected to harm or disparage PHI’s reputation, business, prospects, operations, officers, executives, board members or employees. Specifically, Employee shall not make or cause to be made negative written or oral remarks about (i) PHI, (ii) any of PHI’s employees, executives, officers, stakeholders, board members or employees or (iii) any of PHI’s past or present affiliates, vendors, contractors, subcontractors, insurers or attorneys. In the event the Employee breaches this Section 12, the Company shall have the right to seek all remedies available to it at law or in equity, including, without limitation, ceasing to pay or provide any portion of the Separation Package, mandating the repayment/recoupment of any previously paid amounts under the Separation Package, and/or effectuating the cancellation of any outstanding equity-based awards (including cancellation of the PSU Extension). The Company agrees that it shall instruct its executive officers and board members to not engage in any act which is intended or reasonably may be expected to harm or disparage Employee’s reputation, business or prospects. Specifically, the Company will instruct its executive officers and board members not to make or cause to be made negative written or oral remarks about Employee. Notwithstanding the foregoing, nothing in this Section 12 shall prevent the executive officers or board members of the Company from responding truthfully to inquiries from stakeholders and customers.

13.

Nothing in this Agreement prohibits or is intended in any manner to prohibit, Employee from (i) reporting a possible violation of federal or other applicable law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission (the “SEC”), the U.S. Congress, and any governmental agency Inspector General, or (ii) making other disclosures that are protected under whistleblower provisions of federal law or regulation. This Agreement does not limit Employee’s right to receive an award (including, without limitation, a monetary reward) for information provided to the SEC. Employee does not need the prior authorization of anyone at the Company to make any such reports or disclosures, and Employee is not required to notify the Company that Employee has made such reports or disclosures. Nothing in this Agreement or any other agreement or policy of the Company is intended to interfere with or restrain the immunity provided under 18 U.S.C. §1833(b). Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (1) (A) in confidence to federal, state or local government officials, directly or indirectly, or to an attorney, and (B) for the purpose of reporting or investigating a suspected violation of law; (2) in a complaint or other document filed in a lawsuit or other proceeding, if filed under seal; or (3) in connection with a lawsuit alleging retaliation for reporting a suspected violation of law, is filed under seal and does not disclose the trade secret, except pursuant to a court order. This Section 13 is intended to comply with all applicable laws. If any laws are adopted, amended or repealed after the date hereof, this Section 13 shall be deemed to be amended to reflect the same.

14.

On May 12, 2023, PHI gave Employee an unsigned copy of this Agreement and informed him that he has twenty-one (21) days following that date to consider it (the “Consideration Period”). Employee must execute this Agreement in the first space below within such time frame and return the Agreement with his original signature to Scott McCarty. PHI has informed Employee that for a period of seven (7) days after the date when he signs this Agreement in the first space below (the “First Revocation Period”), he may revoke his signature with respect to the release of claims set forth herein. Employee understands that if he revokes his signature with respect to the release of claims set forth herein during the First Revocation Period, he will lose all benefits of this Agreement and the Company will have no obligation to pay or provide the Separation Package.

15.

PHI has also informed Employee that in order to receive the Separation Package, he must re-execute this Agreement in the second space below on the Separation Date. PHI has informed Employee that for a period of seven (7) days after the date when he signs this Agreement in the second space below (the “Second Revocation Period”), he may revoke his signature with respect to the release of claims set forth herein. Employee understands that if he revokes his signature with respect to the release of claims set forth herein during the Second Revocation Period, he will lose all benefits of this Agreement and the Company will have no obligation to pay or provide the Separation Package. The first business day immediately following the last day of the Second Revocation Period is referred to herein as the “Release Effective Date”.

16.

Employee agrees that in order to revoke the release set forth in this Agreement during the applicable revocation period, he shall do so by delivering notice of the revocation to PHI, by email to Scott McCarty at smccarty@acmewidget.com.

17.

Other benefits and accruals not specifically mentioned in this Agreement, including Exhibit A, will cease on the Separation Date. Employee agrees that the execution of this Agreement and the payments made hereunder will constitute satisfaction in full of the Company’s obligations to Employee under any and all plans, programs or arrangements of the Company, or pertaining to the Company, under which the Employee may claim to be entitled to payments and/or benefits in connection with his termination of employment, except for those set forth in this Agreement, including Exhibit A, provided, that regardless of whether Employee executes this Agreement, the Company will pay or provide the “Accrued Compensation” (as defined in the Employment Agreement) within the time period required by law.

18.

The intent of the parties is that payments and benefits under this Agreement shall comply with or be exempt from Internal Revenue Code Section 409A and applicable guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance therewith. To the extent any taxable expense reimbursement or in-kind benefits under this Agreement is subject to Code Section 409A, the amount thereof eligible in any calendar year shall not affect the amount eligible for any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the year in which Employee incurred such expenses, and in no event shall any right to reimbursement or receipt of in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this Agreement is intended to be a “separate payment” and not one of a series of payments for purposes of Code Section 409A. It is the intent of the parties that Employee’s termination of employment with the Company on the Separation Date constitutes a “separation from service” under Section 409A.

19.	If any part of this Agreement is found to be unenforceable, it shall be severed and the remaining parts enforced to effectuate the purposes of this Agreement.

20.

This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Delaware as applied to contracts made and to be performed entirely within Delaware.

21.

Any waiver, or failure to seek enforcement or remedy for any breach or suspected breach, of any provision of this Agreement by the Company or you in any instance shall not be deemed a waiver of such provision in the future.

22.	This Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, representatives, successors, and assigns.

23.

Regardless of whether Employee executes this Agreement, following the termination of Employee’s employment for any reason, the following obligations in the Employment Agreement shall continue according to their terms as if set forth in their entirety herein:

a.	Section 5 – Employment

b.	Section 7 – Business Protection Agreement

c.	Section 12 – Assistance in Litigation

d.	Section 17 – Remedies

e.	Section 24 – Excise Tax

f.	Section 25 – Indemnification

g.	Section 27 - Clawback

24.

Employee acknowledges that he is knowingly and voluntarily executing this Agreement after due consideration, that he has been informed that he should seek the advice of an attorney and has had the opportunity to discuss the contents of this Agreement with an attorney, and that he has had an opportunity to consider its contents and ask any questions regarding this Agreement. Employee further agrees that the Company has made no other promises or representations related to the termination of his employment and his entitlement to severance or other benefits which are not reflected in this Agreement.

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FIRST SPACE

/s/ David Motzkin	05/19/2023
David Motzkin	Date

[ ]	Date
Title:

SECOND SPACE (to be signed on the Separation Date)

David Motzkin	Date

[ ]	Date
Title:

EXHIBIT A

SEPARATION PACKAGE

•

Severance Payment. In full satisfaction of Section 4(b)(iii) of the Employment Agreement, the Company will pay an amount equal to $607,429, less legally required and applicable deductions, to be paid in equal installments for 12 months in accordance with the Company’s regular payroll practices, commencing on the 30th day following the Separation Date (the “Payment Date”), with all amounts otherwise due prior to the Payment Date being paid on the Payment Date.

•

Continuing COBRA Coverage. In full satisfaction of Section 4(b)(v) of the Employment Agreement, to the extent Employee properly elects COBRA coverage, the Company will provide medical, dental and vision coverage to Employee and his eligible covered dependents at current employee rates (i.e., PHI will cover the “employer-portion”) under COBRA for 12 months following the Separation Date or until Employee accepts a position with benefits coverage available, whichever is earlier. During the period that Employee is eligible to retain PHI benefits coverage, he will be required to submit monthly payments, by the 5th day of each month, to the Company’s benefits department at 2001 SE Evangeline Thruway, Lafayette, LA 70605 to continue this coverage. If Employee does not submit payment by the 5th day of each month, his coverage will lapse and he will no longer be eligible for this severance benefit.

•

Pro-Rata 2023 Annual Bonus. In full satisfaction of Section 4(b)(iv) of the Employment Agreement, Employee will remain eligible to earn a pro-rated Annual Bonus (as defined in the Employment Agreement) for the 2023 calendar year, based on actual achievement of the applicable performance criteria determined at the end of such year, and pro-rated to reflect the number of days from January 1, 2023 through the Separation Date as a fraction of the full 2023 calendar year, to be paid when annual bonuses are paid to the other Company executives generally, but no later than March 15, 2024.

•

Special Payment. In full satisfaction of the “Special Payment” described in the retention letter agreement dated February 17, 2022, the Company will pay Employee $200,000, less legally required and applicable deductions, to be paid on the Payment Date.

•	Treatment of Equity-Based Awards:

•

Employee currently holds 45,319 time-based restricted stock units, which are fully vested (the “Time-Based RSUs”), and 0 unvested time-based restricted stock units. Subject to the Employee’s continued compliance with the Business Protection Agreement and Section 12 of this Agreement, the Time-Based RSUs will remain outstanding in accordance with the terms of the applicable award agreement.

•	Employee currently holds 105,745 performance-based restricted stock units (the “PSUs”), which, pursuant to the terms of the applicable award agreement, would otherwise remain eligible to vest (subject to pro-ration) upon a Change in Control (as defined in the award agreement) that occurred within six months following the Separation Date, subject to the terms and conditions of the applicable award agreement. In consideration for Employee’s compliance with Section 4 of this Agreement, and as further consideration for his continued compliance with the Business Protection Agreement and Section 12 of this Agreement, all of the PSUs will remain outstanding and eligible to vest upon a Change in Control (as defined in the award agreement) that occurs on or prior to the seventh anniversary of the Date of Grant (as defined in the award agreement), subject to the level of performance of the TEV Multiple (as defined in the award agreement) (the “PSU Extension”).

•

Except as expressly set forth herein, the Time-Based RSUs and the PSUs will continue to be governed by, and subject to, the terms of the applicable award agreement and the PHI Group, Inc. Management Incentive Plan, in all respects. The executed award agreements are attached hereto as Exhibit C.

EXHIBIT B

BUSINESS PROTECTION AGREEMENT

[Attached]